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                                                                   EXHIBIT 10.29

                     SEVERANCE AGREEMENT AND GENERAL RELEASE

            This Severance Agreement and General Release (this "Agreement") is entered into by and between Timothy Cunningham ("Employee") and eLoyalty Corporation, a Delaware corporation ("eLoyalty" or the "Company"), on the date set forth at the Employee signature lines below, arising out of the employment relationship between Employee and eLoyalty and constitutes an amendment to Employee's Employment Agreement with eLoyalty, a copy of which is attached hereto as Exhibit A (the "Employment Agreement"). It shall become effective seven days after execution of the Agreement by both parties, unless revoked within such seven-day period in accordance with this Agreement.

            Employee's employment will terminate effective January 15, 2005 ("Termination Date").

            Pursuant to the Employment Agreement with eLoyalty and subject to the terms and conditions thereof, Employee will receive payments in lieu of notice equal to his regular base salary, less applicable deductions, beginning on the day after the Termination Date and continuing through July 15, 2005 ("Termination Payments"). In addition, if Employee accepts this Agreement and does not revoke his acceptance (as described below), Employee would receive payments equal to his regular base salary, less applicable deductions, for an additional period ending October 15, 2005, and an additional period ending January 15, 2006, subject to the terms and conditions set forth in this Agreement.

            Employee will continue to pay his portion of the cost of his existing medical, dental, vision and flexible spending account coverage while receiving Termination Payments, and such coverage will continue until July 31, 2005 ("Termination Benefit Period"). Employee, however, may elect to discontinue such coverage by submitting a completed election change form to eLoyalty's Employee Loyalty Service Center ("ELSC") at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois, 60045 within 31 days of the Termination Date; however, any such change will not be effective until the day after the election change form is received by the ELSC. Except as otherwise provided in this Agreement (if it becomes effective as provided herein), after the Termination Benefit Period, Employee will no longer be eligible to participate in any eLoyalty benefit programs, except to the extent that he may be eligible to continue his existing health benefit coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), at the applicable COBRA rate and for the period prescribed by COBRA.

            In addition to Employee's Termination Payments and the Termination Benefit Period, and in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties, eLoyalty and Employee, agree as follows:

      1. Employee specifically acknowledges and agrees that he is not otherwise entitled to the additional payments and benefits set forth in Paragraph 4 below, that the Company is providing such payments and benefits in exchange for the mutual covenants and agreements

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set forth herein, and that such payments and benefits under Paragraph 4 below are greater than the payments and benefits Employee would have been entitled to receive upon termination in the absence of this Agreement. Further, Employee specifically acknowledges and agrees that (i) the payments and benefits described in this Agreement are in full and final settlement of any and all amounts that may be claimed to be payable to Employee by the Company for any period or portion thereof ending on or prior to the date hereof, and (ii) Employee is not entitled to any other payments whatsoever, including, without limitation, any amounts in the nature of base or incentive (bonus) compensation, commissions or other compensatory payments or reimbursements.

      2. Employee represents and warrants that Employee has no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair Employee's performance of any part of this Agreement.

      3. In exchange for the valuable consideration set forth in Paragraph 4 below and the mutual covenants contained herein:

            a. Employee agrees to release and forever discharge the Company and its past and present officers, directors, employees, agents, subsidiaries, divisions, affiliates, stockholders, predecessors, successors and assigns, (collectively "Releasees") from any and all claims and/or causes of action, known or unknown, arising (i) from or during Employee's employment or (ii) as a result of the termination of that employment, whether currently known or unknown, and agrees that he will not assert any such claims and/or causes of action against any Releasees. This release includes, but is not limited to, (i) claims and/or causes of action arising under Title VII of the Civil Rights Act;
(ii) claims and/or causes of action arising under the Americans with Disabilities Act; (iii) claims and/or causes of action arising under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (iv) claims and/or causes of action arising under federal, state or local laws, including national origin, religion, sex, disability, race, or age discrimination, or any other discrimination or retaliation prohibited by law; (v) claims and/or causes of action growing out of any alleged legal restrictions on eLoyalty's right to terminate its employees, including breach of contract, express or implied, discharge in violation of public policy, wrongful or retaliatory termination, or promissory estoppel; or (vi) tort claims and/or causes of action, including infliction of emotional distress, defamation, libel or slander. This release specifically excludes the following: (i) any right Employee has to seek or obtain indemnification from the Company or relating to his service with the Company, whether by contract, insurance policy, statute, law or otherwise; (ii) any right or claims relating to facts or circumstances arising after this Agreement is executed; (iii) any expense reimbursement that has been validated and approved through the Company's normal established processes and practices; and/or (iv) any right provided for or any action necessary to enforce any right or obligation provided in this Agreement.

            b. Employee and the Company agree not to disparage, defame, libel, slander, place in a negative light, or otherwise harm the reputation, business or goodwill of the other, including any statements in any format regarding the Company's employment practices, business, services, products, conduct, or policies, or its employees, directors, officers or agents. Any public statements by Employee or the Company regarding the other will be mutually agreed in writing, in advance of publication or dissemination.

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            c. Employee agrees to return all property in good working condition
(including computer equipment, any and all files and documents, whether in written or electronic form or in any other form or media whatsoever, and including all copies, excerpts and derivatives) of the Releasees in his possession. Employee specifically understands and agrees that no payments or obligations set forth in Paragraph 4 below shall arise until Employee returns all such property to the Company pursuant to this Paragraph.

            d. Employee agrees that the terms of this Agreement are confidential and that Employee will treat them as confidential and will not disclose them to any person, except as may be required by law or legal process, other than Employee's attorneys, accountants, tax or financial advisors, or spouse or domestic partner (who must be informed of and agree to be bound by the terms of this Paragraph). Notwithstanding the foregoing, Employee will notify any person, firm, corporation or other entity with which Employee becomes employed of Employee's undertakings in Paragraph 7 and 8 hereof.

            e. Employee agrees that he will consult with and advise the Company on an as-needed basis during the first quarter of 2005 regarding the Company's annual audit process, form 10-K filing, Section 404 compliance and requirements, proxy statement, and other accounting and finance issues that may arise during that period, such consulting to occur at such times as are mutually agreed by the parties in their reasonable determination. In addition, Employee agrees that he will be available on a consulting basis after that period on an as-needed basis, such consulting to occur at such times as are mutually agreed by the parties in their reasonable determination; however, the Company agrees to pay Employee $200 per hour for his time, plus expenses, for time spent in this capacity after the end of the first quarter 2005.

      4. In exchange for Employee's covenants contained herein, the Company agrees:

            a. To pay Employee the gross amount of $75,000.00 (from which applicable taxes, benefit premiums and other withholdings will be deducted). Such gross amount will be paid in installments of $12,500.00 (less applicable deductions) on regular eLoyalty paydays, beginning on the first payday after the Termination Payments have ended, until the total gross amount is reached. These payments represent continuation of Employee's base salary through October 15, 2005.

            b. To continue installment payments to Employee in the amount of $12,500.00 each (less applicable deductions) on regular eLoyalty paydays for up to six additional payperiods following the completion of payments to Employee pursuant to Paragraph 4(a) (meaning through January 15, 2006), if Employee has not begun alternate employment.

            c. To provide Employee with the option of continuing his existing medical and dental/vision coverage, and the health care spending account and dependent care spending account benefits for three additional months automatically (meaning through October 31, 2005), and for the duration of the period in which he is receiving payments under Paragraph 4(b). Such continuation will begin on the first day following expiration of the Termination Benefit Period set forth above. Employee will continue to pay his portion of the cost of those coverages and benefits during this period. Employee, however, is not required to continue such coverage or benefits and he may terminate them within 31 days of the Termination Date by following the

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procedure outlined above. (After coverage ends, Employee may be eligible for continued health benefit coverage under COBRA).

            d. In the event of Employee's death during the payment period described in Paragraphs 4(a) or 4(b) above, the payments and benefits described in this Paragraph 4 will be provided to Employee's spouse. If Employee's spouse is not then living, the payments and benefits will be provided to Employee's survivors. Notwithstanding the foregoing, the continuation of benefits in the Company's benefit programs under this Paragraph 4(d) will be limited by the terms of the benefits programs, including eligibility restrictions.

      5. This Agreement does not waive any benefits Employee may be eligible to receive under the eLoyalty Corporation 401(k) Plan. Employee acknowledges that eligibility and benefits under that plan, if any, will be determined and payable in accordance with the terms of that plan.

      6. This Agreement does not waive Employee's entitlement to receive continued vesting in his outstanding grants of restricted Company stock for the period in which he receives payments pursuant to Paragraph 4. Employee and Company have agreed that Employee will continue to vest in his grants during that period, and that the grant he received on November 9, 2001 (for which he made an election under Section 83(b) of the Internal Revenue Code) will vest fully on the Termination Date.

      7. Employee acknowledges that Employee has an obligation of confidence, non-disclosure and non-use with respect to any and all confidential information and trade secrets that Employee acquired during the course of employment with Company, pursuant to the Employment Agreement. This obligation of confidence, non-disclosure and non-use extends to both Company information and third-party information held by the Company in confidence, and this obligation continues after the Termination Date. Employee acknowledges that in his position, he has had access to confidential and proprietary information including, without limitation, that concerning eLoyalty's business, operations, services/products, strategies, finances, customers, prospects, employees, plans, designs, and goals. Employee further acknowledges that he is bound by the non-competition, confidentiality/trade secrets and non-solicitation provisions of the Employment Agreement and that such provisions continue in full force and effect according to the terms of that agreement. Employee represents and acknowledges that his experience and capabilities are such that he would be able to use his skills and knowledge in businesses that do not compete with the business of eLoyalty.

      8. Employee acknowledges and agrees that in the event that Employee breaches any provision of this Agreement, or any of the post-employment covenants in the Employment Agreement, the Company will have the right to immediately discontinue the payments and benefits described in Paragraph 4, in addition to any other remedy that may be available to the Company, including but not limited to recovery of amounts theretofore paid to Employee under Paragraph 4, additional monetary damages or injunctive relief. Employee further acknowledges and agrees that he will pay any expenses or damages incurred by the Company as a result of any such breach, including reasonable attorneys' fees and costs. The parties expressly acknowledge that this provision does not apply to a challenge or suit filed where such suit or challenge solely

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pertains to the validity of this Agreement under the Age Discrimination in
Employment Act as amended by the Older Workers' Benefit Protection Act.

      9. Employee acknowledges and agrees that if he is re-hired by eLoyalty before all the installments described in Paragraph 4 have been received, the installments will cease and Employee will not be entitled to any further payments under this Agreement.

      10. Except as specifically provided herein, the Employment Agreement, as amended by this Agreement, and the provisions thereof that continue in effect after termination of Employee's employment constitute the entire understanding between Employee and the Company relating to the subject matter contained herein and supersede any previous agreement(s) that may have been made in connection with Employee's employment with eLoyalty. The provisions of the Employment Agreement that expressly survive termination of Employee's employment with eLoyalty, together with the provisions hereof, shall continue to survive such termination.

      11. This Agreement may not be changed, modified, or altered without the express written consent of Employee and Sonja Kassebaum or an executive officer of eLoyalty.

      12. The Company's or Employee's failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive the Company or the Employee of, the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. To be effective, any waiver by the Company must be in writing and signed by Sonja Kassebaum or an executive officer of eLoyalty. To be effective, any waiver by the Employee must be in writing and signed by the Employee.

      13. This Agreement shall be construed in accordance with the laws of the State of Illinois. The parties specifically agree that if any dispute should arise with respect to this Agreement, any legal claim shall be brought in a court of the State of Illinois, federal or state, as appropriate. The parties specifically agree to waive any argument that jurisdiction or venue is not proper in the State of Illinois.

      14. If any provision herein is determined to be unenforceable, the parties agree that any such provision, or any part thereof, shall be construed consistent with the apparent purpose of the provision to avoid the unenforceability or, in the event that this is not possible, the provision shall be severed and all remaining provisions shall remain in full force and effect. However, in the event that the waiver or release of any claim is found to be invalid or unenforceable, then Employee shall promptly execute any documents presented by Company that would make the waiver or release valid and enforceable.

      15. The parties to this Agreement have been given an opportunity to review and to revise the language in this Agreement. Therefore, in any construction to be made of this Agreement, the same shall not be construed against any party.

      16. Employee acknowledges: that he has been advised to consult an attorney before signing this Agreement; that he understands the terms of this Agreement and is signing this Agreement knowingly and voluntarily. Employee further understands that he may accept this Severance Agreement offer at any time up to and including January 6, 2005 by returning one

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signed original of this Agreement to Sonja Kassebaum, Director of Human
Resources, at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045. If Employee does not accept this Agreement on or before that date, the offer set forth in this Agreement is automatically rescinded unless eLoyalty expressly notifies Employee in writing otherwise. To be effective, any revocation within the seven (7) day period after acceptance must be in writing and it must be received by Sonja Kassebaum by the close of business on the seventh day. This Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired. Employee expressly acknowledges that if he revokes this Agreement, he is not entitled to any payments or benefits set forth in Paragraph 4 of this Agreement.

IN WITNESS WHEREOF, the parties have executed and agreed to this Agreement consisting of six (6) pages.

ELOYALTY CORPORATION

By: /s/ Robert S. Wert                                     Date: 12/15/04
    --------------------

TIMOTHY CUNNINGHAM

/s/ Timothy J. Cunningham                                  Date: 1/5/2005
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